CUSTODY AGREEMENT

BETWEEN

THE HUNTINGTON NATIONAL BANK

AND

MUTUAL FUND SERIES TRUST

APPENDIX B

Series of the Trust

Amended as of November 25, 2013

Domestic Fee Schedule A	Domestic Fee Schedule B
Catalyst/Groesbeck Growth of Income Fund	Catalyst Event Arbitrage Fund
Catalyst/MAP Global Total Return Income Fund	Catalyst Hedged Futures Strategy Fund
Catalyst/MAP Global Capital Appreciation Fund	Catalyst Insider Buying Fund
Catalyst/CP Core Equity Fund	Catalyst Insider Long/Short Fund
Catalyst/CP World Equity Fund	Catalyst Small-Cap Insider Buying Fund
Catalyst/CP Focus Large Cap Fund	Catalyst Strategic Insider Fund
Catalyst/CP Focus Mid Cap Fund	Catalyst/EquityCompass Share Buyback Fund
Day Hagan Tactical Allocation Fund of ETFs	Catalyst/Lyons Tactical Core Fund
Listed Private Equity Plus Fund	Catalyst/Lyons Hedged Premium Return Fund
Signal Point Global Alpha Fund	Catalyst/Princeton Floating Rate Income Fund
Catalyst/SMH High Income Fund
Catalyst/SMH Total Return Income Fund
Camelot Premium Return Fund
Camelot Excalibur Small Cap Income Fund
Empiric Core Equity Fund
Eventide Gilead Fund
Eventide Healthcare and Life Sciences Fund
JAG Large Cap Growth Fund
KF Griffin Blue Chip and Covered Call Fund
SMH Representation Trust

Approved by:

Mutual Fund Series Trust

Huntington National Bank

/s/Jerry Szilagyi

/s/Kevin Speert

Jerry Szilagyi, Trustee

Kevin Speert, Vice President

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